EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-1132, 33-3645, 33-58921, 333-166837, 333-197631, and 333-268096) of Avery Dennison Corporation of our report dated June 10, 2024 relating to the statement of net assets available for benefits of the Avery Dennison Corporation Employee Savings Plan (the “Plan”) as of December 31, 2023 appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2024.

/s/ Moss Adams LLP

Los Angeles, California
June 16, 2025